Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LUCA TECHNOLOGIES INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Luca Technologies Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Luca Technologies Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on April 20, 2007 under the name Luca Technologies Inc. Luca Technologies Inc. is the resultant corporation of a statutory conversion of Luca Technologies LLC, a Delaware limited liability company, into Luca Technologies Inc. pursuant to a Plan and Agreement of Conversion dated as of April 19, 2007.

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Luca Technologies Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 25,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 11,134,559 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

827,803 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 3,745,336 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” and 6,561,420 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designed “Series C Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

1.1 Series C Preferred Stock. The holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, but prior and in preference to any declaration or payment of any dividend on Series B Preferred Stock, Series A Preferred Stock and Common Stock of this corporation, at the applicable Series C Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. The holders of the outstanding Series C Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least thirty-five percent (35%) of the shares of Series C Preferred Stock then outstanding (voting together as a separate series, and on an as-converted basis) (the “Requisite Series C Holders,” provided that for so long as there are multiple holders of Series C Preferred Stock, the Requisite Series C Holders must be comprised of at least two non-affiliated holders of Series C Preferred Stock that are not individuals). For purposes of this Subsection 1.1, “Series C Dividend Rate” shall mean $0.9248 for each share of Series C

Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares of Series C Preferred Stock).

1.2 Series B Preferred Stock. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, but prior and in preference to any declaration or payment of any dividend on the Series A Preferred Stock and Common Stock of this corporation, at the applicable Series B Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Series B Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least sixty percent (60%) of the shares of Series B Preferred Stock then outstanding (voting together as a separate series, and on an as-converted basis). For purposes of this Subsection 1.2, “Series B Dividend Rate” shall mean $0.4288 for each share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares of Series B Preferred Stock).

1.3 Participation. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

1.4 Exceptions. The provisions of Subsections 1.1, 1.2 and 1.3 shall not apply to any dividend or distribution payable in Common Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event (as defined in Subsection 2.6.1 below), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share of Series C Preferred Stock equal to the Series C Original Issue Price (as defined below), plus any dividends declared but unpaid thereon (the “Series C Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Series C Original Issue Price” shall mean $11.56 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

2.2 Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof but subsequent to the payment in full of the aggregate Series C Liquidation Amount as set forth in Subsection 2.1 above, an amount per share of Series B Preferred Stock equal to the Series B Original Issue Price (as defined below), plus any dividends declared but unpaid thereon (the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation and after payment to the holders of shares of Series C Preferred Stock of the aggregate Series C Liquidation Amount pursuant to Subsection 2.1 above, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.2, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Series B Original Issue Price” shall mean $5.36 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

2.3 Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof but subsequent to the payment in full of (i) the aggregate Series C Liquidation Amount as set forth in Subsection 2.1 above and (ii) the aggregate Series B Liquidation Amount as set forth in Subsection 2.2 above, an amount per share of Series A Preferred Stock equal to the Series A Original Issue Price (as defined below), plus any dividends declared but unpaid thereon (the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation and after payment to the holders of (x) shares of Series C Preferred Stock of the aggregate Series C Liquidation Amount pursuant to Subsection 2.1 above and (y) shares of Series B Preferred Stock of the aggregate Series B Liquidation Amount pursuant to Subsection 2.2 above, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.3, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Series A Original Issue Price” shall mean $3.62 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

2.4 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock set forth in Subsections 2.1, 2.2 and 2.3 above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

2.5 Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a dissolution, liquidation or winding up of the Corporation, each such holder of shares of Preferred Stock shall be deemed to have converted (in accordance with Section 4 below) (regardless of whether such holder actually converted) such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to such dissolution, liquidation or winding up of the Corporation if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this Subsection 2.5, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or been deemed to have converted) into shares of Common Stock.

2.6 Deemed Liquidation Events.

2.6.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least fifty-five percent (55%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) elect otherwise by written notice sent to the Corporation at least fifteen (15) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary of the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided, that, for the purpose of this Subsection 2.6.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except (i) where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation or (ii) any exclusive license of all or substantially all of the Corporation’s intellectual property (whether in a single transaction or license or a series of related transactions or licenses) where such exclusive license would not require the consent of the holders of Preferred Stock pursuant to Section 3.3(a) below; provided, however, that, for purposes of this Section, the $1 billion threshold described in the proviso to Section 3.3(a) shall not be considered when determining whether such consent of the holders of Preferred Stock is required.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities and “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

2.6.2 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. So long as at least 1,312,284 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred

Stock) are outstanding, the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series C Directors”). The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series B Directors” and together with the Series C Directors, the “Series B/C Directors”), the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Common Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class, classes or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class, classes or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class, classes or series or by any remaining director or directors elected by the holders of such class, classes or series pursuant to this Subsection 3.2.

3.3 Preferred Stock Protective Provisions. At any time when at least 165,561 shares of Series A Preferred Stock, or at least 749,067 shares of Series B Preferred Stock or at least 1,312,284 shares of Series C Preferred Stock (each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least fifty-five percent (55%) of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class and not as separate series, and on an as-converted basis:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, grant an exclusive license of a material portion of the Corporation’s intellectual property or technology, or consent to any of the foregoing; provided, that no vote, consent or approval of the holders of Preferred Stock shall be required for a Deemed Liquidation Event or the grant of an exclusive license with aggregate proceeds payable to the Corporation or the stockholders equal to or greater than $1 billion;

(b) take any action that adversely alters or changes the powers, preferences, privileges or rights of, or the restrictions for the benefit of, the Preferred Stock;

(c) amend, restate, waive or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that is detrimental to the interests of the holders of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock;

(d) create (by reclassification or otherwise), or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to all series of Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and voting rights, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and voting rights;

(e) purchase or redeem (or permit any subsidiary of the Corporation to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein (if any), (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) any other dividends or distributions permitted to be made pursuant to Section 1, and (iv) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary of the Corporation in connection with the cessation of such employment or service at the original purchase price or less, provided such repurchase is approved by the Board of Directors;

(f) enter into an agreement or transaction with any affiliate, officer, director or stockholder (or their relatives) of the Corporation in excess of $50,000, other than (i) agreements or transactions with wholly-owned subsidiaries of the Company in the ordinary course of business or (ii) such other agreements or transactions that are approved by the Board of Directors (including the approval of at least one of the Series B/C Directors);

(g) issue any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or any securities convertible into or exercisable for shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, other than the issuance of shares of Series C Preferred Stock pursuant to and in conformity with that certain Series C Preferred Stock Purchase Agreement dated on or about the Series C Original Issue Date, by and among the Corporation and the Purchasers (as defined therein), as amended from time to time;

(h) increase or decrease the authorized number of directors constituting the Board of Directors.

3.4 Additional Series C Preferred Stock Protective Provisions. At any time when at least 1,312,284 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation, including Section 3.3 above) the additional written consent or affirmative vote of the Requisite Series C Holders (provided that for so long as there are multiple holders of Series C Preferred Stock, the Requisite Series C Holders must be comprised of at least two non-affiliated holders of Series C Preferred Stock that are not individuals), given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate series, and on an as-converted basis:

a) amend, restate, waive or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that is detrimental to the interests of the holders of Series C Preferred Stock;

b) increase or decrease the authorized number of directors constituting the Board of Directors; or

c) pay or declare any dividend or make any distribution on, any shares of Series A Preferred Stock or Series B Preferred Stock unless first or simultaneously there is a declaration and payment of a dividend or distribution on the shares Series C Preferred Stock, in each case in accordance with Section 1.

4. Optional Conversion.

The holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the “Series A Conversion Rights,” “Series B Conversion Rights” and “Series C Conversion Rights,” respectively):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $3.62. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to $5.36. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” shall initially be equal to $11.56. Such initial Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, and the rate at which shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable.

4.3.3 Effect of Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Series C Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(b) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series C Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock, Options or Convertible Securities issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors;

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities (including the Preferred Stock), in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, consolidation, purchase of substantially all of the assets or similar business combination, provided, that such transaction is approved by the Board of Directors (including the approval of at least one of the Series C Directors);

(vi)

shares of Common Stock, Options or Convertible Securities issued pursuant to a bank, other institutional or lease financing, joint venture, strategic alliance, commercial credit arrangement or other credit arrangements, provided that such financing, joint venture, strategic alliance, or arrangement is approved by the Board of Directors (including the approval of at least one of the Series C Directors); and

(vii)

up to 200,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) issued pursuant to that certain Purchase and Sale Agreement, dated as of June 2, 2008.

4.4.2 No Adjustment of Series A Conversion Price, Series B Conversion Price or Series C Conversion Price. No adjustment in the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least fifty-five percent (55%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price to an amount which exceeds the lower of (x) the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (y) the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, then in effect, or because such Option or Convertible Security was issued before the Series C Original Issue

Date), are revised after the Series C Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price pursuant to the terms of Subsection 4.4.4, the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, shall be readjusted to such Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* ((A + B) ÷ (A + C)).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect immediately after such issue of Additional Shares of Common Stock;

(b) “CP1” shall mean the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price pursuant to the terms of Subsection 4.4.4 and such issuance dates occur within a period of no more than 120 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series C Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock without a corresponding combination of the Preferred Stock, the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, then in effect by a fraction:

(i)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable, simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as the case may be, had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable, had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.6, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock, Series B Preferred Stock or the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable, shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to such series of Preferred Stock and the Common Stock. Such notice shall be sent at least 25 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $60,000,000 of gross proceeds to the Corporation and at a price per share that corresponds to a pre-offering valuation of the Corporation of at least $500,000,000 or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least fifty-five percent (55%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation. The time of such closing pursuant to clause (a) of this subsection or the date and time specified or the time of the event specified in such vote or written consent pursuant to clause (b) of this subsection is referred to herein as the “Mandatory Conversion Time.”

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redeemed or Otherwise Acquired Shares.

6.1 Series A Preferred Stock; Series B Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock shall not be mandatorily redeemable.

6.2 Series C Preferred Stock.

6.2.1 Within ninety (90) days after the occurrence of an “Event of Redemption Right” (as defined in that certain Series C Preferred Stock Purchase Agreement to be entered into by the Corporation and the purchasers of its Series C Preferred Stock on or about December 1, 2008 (the “Stock Purchase Agreement”)), the holders of at least seventy-five percent (75%) of the Series C Preferred Stock (the “Requesting Holders”) then outstanding may, by written notice to the Corporation (a “Redemption Request”), request that the Corporation redeem all of the shares of Series C Preferred Stock held by the Requesting Holders. The Corporation may, within no more than ten (10) days after receipt of such Redemption Request by the Requesting Holders, elect to contest the determination by the Requesting Holders that an Event of Redemption Right has occurred by delivering a written notice (an “Objection Notice”) to the Requesting Holders, stating in reasonable detail the reason(s) for such objection. If within ten (10) days after the Corporation’s receipt of a Redemption Request, the Corporation delivers an Objection Notice to the Requesting Holders then (A) the Corporation and the Requesting Holders shall confer for a period of seven (7) days to attempt to mutually agree to an independent arbitrator named on the American Arbitration Association Commercial Roster (the “Arbitrator”), provided that if the parties fail to mutually agree to an Arbitrator within such seven (7) day period, then the Corporation and the Requesting Holders will each promptly select an independent arbitrator named on the American Arbitration Association Commercial Roster, and such arbitrators will in turn choose a third such individual to act as the Arbitrator; (B) the Arbitrator will promptly conduct an arbitration in accordance with the American Arbitration Association Commercial Arbitration Rules then in effect in order to make a determination of whether or not an Event of Redemption Right has occurred; (C) each of the Corporation and the Requesting Holders will bear their own costs and expenses in connection with the arbitration process, except that the Corporation and the Requesting Holders will each pay one-half of the costs and expenses charged by the Arbitrator; and (D) the determination of the Arbitrator will be binding on the Requesting Holders and the Corporation and will be final and unappealable. If the Corporation does not deliver an Objection Notice within ten (10) days after receipt of a Redemption Request, then the Requesting Holders’ determination that an Event of Redemption Right has occurred will be binding upon the Corporation and will be final and unappealable. If the Requesting Holders do not deliver a Redemption Request to the Corporation within ninety (90) days after the occurrence of an Event of Redemption Right (the “Specified Event of Redemption Right”), then the holders of Series C Preferred Stock will no longer be entitled to deliver a Redemption Request with respect to such Specified Event of Redemption Right; however, the holders of Series C Preferred Stock shall continue to be entitled to submit Redemption Requests pursuant to and in accordance with the procedures of this Section 6.2.1 with respect to any subsequent Events of Redemption Right that have occurred or may occur after the occurrence of the Specified Event of Redemption Right.

6.2.2 If a Redemption Request has been delivered to the Corporation and a final, binding determination that an Event of Redemption Right has occurred is made, in each case in accordance with the procedures of Section 6.2.1 above and Section 6.1 of the Stock Purchase Agreement, then the Corporation will redeem the Series C Preferred Stock held by the Requesting Holders and any other holders of Series C Preferred Stock that elect pursuant to paragraph (A) below to have their shares of Series C Preferred Stock redeemed (the Requesting Holders and any such other holders, collectively, the “Eligible Holders”) in accordance with the following procedures:

(a) Within five (5) days after the final determination that an Event of Redemption Right has occurred, the Corporation will send a written notice to each holder of Series C Preferred Stock that is not a Requesting Holder, and such holder will have a period of ten (10) days to elect by written notice to the Corporation to have all of such holder’s shares of Series C Preferred Stock redeemed by the Corporation on a pari passu basis with the Series C Preferred Stock held by the Eligible Holders.

(b) The Corporation will redeem the shares of Series C Preferred Stock held by the Eligible Holders at a price per share equal to the Series C Original Issue Price (the “Redemption Price”) on a date that is within sixty (60) days after the final determination that an Event of Redemption Right has occurred (the “Redemption Date”).

(c) If on the Redemption Date the Corporation does not have sufficient funds legally available to redeem all shares of Series C Preferred Stock held by the Eligible Holders, then the Corporation will apply all funds legally available to redeem the Series C Preferred Stock held by the Eligible Holders (with such redemption to be made on a pro rata basis in accordance with the number of shares of Series C Preferred Stock held by each Eligible Holder) and the Corporation will thereafter redeem the remaining shares of Series C Preferred Stock held by the Eligible Holders (such remaining shares, the “Unredeemed Shares”) as soon as practicable after the Corporation has funds legally available therefor; provided, however, that if after the Redemption Date the Corporation issues and sells shares of its preferred stock for an aggregate purchase price that is greater than the aggregate Redemption Price for the Unredeemed Shares outstanding at the time of such sale and issuance (such transaction, an “Additional Equity Financing”), then upon the closing of the Additional Equity Financing (x) the Corporation’s obligation to redeem the Unredeemed Shares will terminate and the holders of Series C Preferred Stock will no longer be entitled to make a Redemption Request pursuant to this Section 6.2, and (y) the Corporation shall have no obligation to any remaining holders of Series C Preferred Stock under this Section 6.

6.2.3 In the event that the Corporation is required to redeem shares of Series C Preferred Stock in accordance with Section 6.2.2 above, then the Corporation will send written notice of redemption (the “Redemption Notice”) to each Eligible Holder at least thirty (30) days prior to the Redemption Date. The Redemption Notice shall state: (A) the Redemption Date and the Redemption Price; (B) the number of shares of Series C Preferred Stock held by the Eligible Holder; and (C) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares of Series C Preferred Stock to be redeemed.

6.2.4 On or before the Redemption Date, each Eligible Holder shall surrender the certificate or certificates representing its shares of Series C Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

6.2.5 If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Series C Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series C Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

6.2.6 Nothwithstanding the foregoing, at any time prior to the Redemption Date an Eligible Holder may deliver written notice to the Corporation stating that such Eligible Holder is withdrawing its request for redemption with regards to all of its shares of Series C Preferred Stock subject to the applicable Redemption Request. In such an event, the Corporation shall be under no obligation to redeem, and such Eligible Holder shall be under no obligation to surrender, any of such Eligible Holder’s shares of Series C Preferred Stock pursuant to such Redemption Request.

6.2.7 All notices required to be delivered pursuant to this Section 6.2 will be made and deemed effectively given in accordance with the procedures set forth in Section 6.6 of the Stock Purchase Agreement.

6.3 Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7. Waiver. Any of the rights, powers, privileges, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least fifty-five percent (55%) of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). Any of the rights, powers, privileges, preferences and other terms of the Series C Preferred Stock set forth herein, in each case that are applicable to the Series C Preferred Stock as a separate series, may be waived on behalf of all holders of the Series C Preferred Stock by the affirmative written consent or vote of the Requisite Series C Holders (provided that for so long as there are multiple holders of Series C Preferred Stock, the Requisite Series C Holders must be comprised of at least two non-affiliated holders of Series C Preferred Stock that are not individuals).

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional votes required by the Certificate of Incorporation (including pursuant to Section 3.3 and 3.4 of Article Fourth of this Second Amended and Restated Certificate of Incorporation), the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law or other law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) actually and reasonably incurred by a non-director or officer employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), in a manner that is independent of such Covered Person’s affiliation with the Corporation.

TWELFTH: In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary of the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 1st day of December, 2008.

By:	/s/ Robert S. Pfeiffer
Robert S. Pfeiffer, President and Chief Executive Officer